EXHIBIT 99.1

PRESS RELEASE

CRESCENT ANNOUNCES STRATEGIC TRANSFORMATION TO PURE PLAY OFFICE REIT
Announces Full Year 2006 Earnings Results
FORT WORTH, TEXAS, March 1, 2007—Crescent Real Estate Equities Company (NYSE:CEI) today announced it has concluded an extensive review of strategic alternatives first announced on November 1, 2006. Based on that review, Crescent has designed a plan that will simplify its business model to become a pure play office REIT, create a stronger growth platform and unlock shareholder value by concentrating on its core office properties business.
Key elements of the plan include:
•	Sale of all resort and hotel assets. Properties to be sold include the Fairmont Sonoma Mission Inn & Spa®, Ventana Inn & Spa in Big Sur, the Park Hyatt Beaver Creek Resort & Spa, and three business-class hotels.

•	Sale of resort residential developments. Properties and assets to be sold include Crescent Resort Development and Desert Mountain Development Corporation.

•	Opportunistic sale of office properties. Properties to be sold include virtually all suburban Dallas properties and all Austin properties, as well as the Company’s single assets in Phoenix and in Seattle.

•	Reduction of general and administrative expenses by more than $17 million, or $0.14 per share. Implementation of savings will begin immediately and is expected to be fully phased in by the end of 2007. The Company will take a charge of approximately $5 million for severance costs.

•	Use of sales proceeds to retire debt. The Company plans to first use the proceeds from asset sales to retire debt. The Company expects that its balance sheet will be significantly strengthened and its cost of capital lowered, giving it capacity for growth.
In addition to the above elements, the Company is considering alternatives for its interest in Canyon Ranch in conjunction with the founders of Canyon Ranch.
John C. Goff, Crescent’s vice-chairman and chief executive officer, commented, “By becoming a pure play office REIT, we will have a simpler business model with a higher quality earnings stream that will be easier to understand and to value. We are creating a stronger growth platform based on high-quality office properties, profitable development opportunities, the prospect of value-added office acquisitions and many valuable relationships with institutional co-investors. We believe this is the right path to maximize value for our shareholders.”
Crescent intends to align its dividend with industry-accepted pay-out ranges to allow for retention of additional capital for growth. The Company will communicate its dividend plans as it executes asset sales.

After completing these dispositions, Crescent’s remaining office portfolio is expected to consist of 22.6 million square feet, of which 11.7 million square feet, or 52%, will be owned in joint venture. Crescent’s effective ownership will be 14.0 million square feet.
Further details of this plan are contained in a letter to Crescent shareholders from Mr. Goff, and Dennis H. Alberts, Crescent’s president and chief operating officer, which has been posted to Crescent’s Web site at www.crescent.com. The full text of the letter follows at the end of this press release.
Crescent also announced today that Jerry R. Crenshaw, Jr., managing director, chief financial officer, intends to resign as a part of the simplification of Crescent’s business model. Jane E. Mody, managing director, capital markets, will be named to the additional role of chief financial officer following Mr. Crenshaw’s resignation. In order to assist with a smooth transition, the Company anticipates that Mr. Crenshaw will continue as a consultant to Crescent through December 31, 2008. In addition, Kenneth S. Moczulski, managing director, investments, intends to resign, also as a result of the Company’s strategic transformation.
“Denny and I want to thank Jerry and Ken for their valuable service to Crescent and we wish them the very best in the future,” said Mr. Goff.
FILING 2006 ANNUAL REPORT ON FORM 10-K EXTENDED
In connection with the closing of Crescent’s financial records for the fiscal year ended December 31, 2006, Crescent’s management, in conjunction with its independent registered public accounting firm, Ernst & Young LLP, identified three accounting items that have understated Crescent’s net income available to common shareholders by an aggregate of $9.6 million for the years ending 1997 through 2005. The items, which are described in more detail in a Current Report on Form 8-K filed by Crescent this morning, concern the calculation of minority interest to unitholders and the calculation of refundable fees for club member services and the classification of the right to sell club memberships as an intangible asset.
Crescent has finalized its treatment of these items in conjunction with its auditors, but will delay the filing of its annual report on Form 10-K until not later than March 16, 2007, to allow for the opportunity to incorporate the indicated changes into its financial statements.
2006 EARNINGS RESULTS
Net income available to common shareholders for the year ended December 31, 2006, was $1.4 million, or $0.01 per share (diluted). These compare to net income available to common shareholders of $69.5 million, or $0.69 per share (diluted) (restated) for the year ended December 31, 2005.
Funds from operations available to common shareholders — diluted, as adjusted to exclude impairment charges and debt extinguishment charges related to the sale of real estate assets and to include promoted interests related to the sale of investment in unconsolidated companies (“FFO, as adjusted”), was $138.4 million, or $1.13 per share and equivalent unit, for the year ended December 31, 2006, compared to $147.7 million, or $1.24 per share and equivalent unit (restated), for the year ended December 31, 2005. Crescent provides this calculation of FFO, as adjusted, because management utilizes it in making operating decisions and assessing performance, and to assist investors in assessing Crescent’s operating performance. Funds from operations available to common shareholders — diluted, calculated in accordance with the NAREIT definition (“FFO”), was $99.4 million, or $0.81 per share and equivalent unit, for the year ended December 31, 2006, compared to $119.0 million, or $1.00 per share and equivalent unit (restated), for the year ended December 31, 2005. Both uses of FFO are non-GAAP financial measures, and as such, are reconciled to net income in the financial presentation at the end of this press release. The definitions of FFO and FFO, as adjusted, are set forth in this press release in the section labeled “Funds From Operations.”

FUNDS FROM OPERATIONS
Funds from operations is a supplemental non-GAAP financial measurement used in the real estate industry to measure and compare the operating performance of real estate companies, although those companies may calculate funds from operations in different ways. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations as Net Income (Loss) determined in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of depreciable operating property, excluding extraordinary items (determined by GAAP), excluding depreciation and amortization of real estate assets, and including the impact of adjustments for unconsolidated partnerships and joint ventures.
Crescent’s FFO, as adjusted, follows the NAREIT definition, but is adjusted to (i) exclude the impact of impairment charges and debt extinguishment charges related to the sale of real estate assets and (ii) include the impact of gains on sale of developed operating properties and promoted interests. Crescent provides the calculations of FFO and FFO, as adjusted, because management utilizes them in making operating decisions and assessing performance, and to assist investors in assessing the operating performance of Crescent. A reconciliation of the indicated ranges of Crescent’s FFO before and after such adjustments to GAAP net income is included in the financial presentation at the end of this press release. Neither FFO nor FFO, as adjusted, should be considered an alternative to net income.
SUPPLEMENTAL OPERATING DATA
Crescent’s Fourth Quarter 2006 Supplemental Operating Data report is available on Crescent’s Web site (www.crescent.com) in the investor relations section. To request a hard copy, please call Crescent at (817) 321-1446.
CONFERENCE CALL, WEBCAST AND PRESENTATION
Crescent will also host a conference call and audio webcast, both open to the general public, at 10:00 A.M. Central Time on March 1, 2007, to discuss its strategic plan and provide a company update. To participate in the conference call, please dial (877) 392-0083 domestically or (706) 679-3110 internationally, or you may access the audio webcast on Crescent’s Web site (www.crescent.com) in the investor relations section. A replay of the conference call will be available through March 8, 2007, by dialing (800) 642-1687 domestically or (706) 645-9291 internationally with a passcode of 8131213.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as “believe”, “expect”, “anticipate” and “may”.
Although Crescent believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Crescent’s actual results could differ materially from those described in the forward-looking statements.
The following factors might cause such a difference:
•	Risks associated with Crescent’s strategic plan, including:
•	Crescent’s ability to effectively implement the plan, including its ability to achieve targeted reductions in general and administrative expenses;

•	Crescent’s ability to make divestitures called for by the plan on terms that are acceptable, or at all;

•	A loss of key personnel or highly skilled employees as a result of implementation of the plan or the uncertainty surrounding it;

•	The rate at which Crescent will determine to make distributions to its shareholders; and

•	Crescent’s ability to effectively implement its ultimate strategy respecting its investment in the Canyon Ranch business;
•	Crescent’s ability, at its office properties, to timely lease unoccupied square footage and timely re-lease occupied square footage upon expiration or termination on favorable terms, which properties continue to be adversely affected by existing real estate conditions (including the vacancy levels in particular markets, decreased rental rates and competition from other properties) and which may also be adversely affected by general economic downturns;
•	Adverse changes in the financial condition of existing office customers and the ability of these office customers to pay rent;

•	Lack of control and limited flexibility in dealing with Crescent’s jointly owned investments;

•	The ability of Crescent to make the repayments and redemptions of its indebtedness and preferred equity contemplated by the plan together with its ability to reinvest available funds at anticipated returns and consummate anticipated office acquisitions and dispositions on favorable terms and within anticipated time frames;

•	The ability of El Paso Energy to satisfy its obligations to pay rent and termination fees in accordance with the terms of its agreement with Crescent;

•	The concentration of a significant percentage of Crescent’s office assets in Texas;

•	Pending Crescent’s sale of its resort and hotel assets and its resort residential development business, risks associated with owning and operating those assets and businesses, including:
•	The ability of Crescent’s resort residential segment to develop, sell and deliver units and lots within anticipated time frames and within anticipated profit margins;

•	Deterioration in the market or in the economy generally and increases in construction cost associated with development of residential land or luxury residences, including single-family homes, town homes and condominiums; and

•	Deterioration in Crescent’s luxury resort and business-class hotel markets or in the economy generally and increase in construction cost associated with the development of resort/hotel properties;
•	Financing risks, such as Crescent’s ability to generate revenue sufficient to service and repay existing or additional debt, increases in debt service associated with increased debt and with variable-rate debt, Crescent’s ability to meet financial and other covenants, liquidity risks related to the use of warehouse facilities governed by repurchase agreements to fund certain of our mezzanine investments, and Crescent’s ability to consummate financings and refinancings on favorable terms and within any applicable time frames;

•	Reduced availability of insurance coverage on Crescent’s owned properties for losses due to catastrophic events, such as windstorms and floods;

•	The inherent risk of our mezzanine investments, which are structurally or contractually subordinated to senior debt, may become unsecured as a result of foreclosure by a senior lender on its collateral and are riskier than conventional mortgage loans;

•	Crescent’s failure to have effective internal control over financial reporting as a result of three incorrect accounting policies that constituted a material weakness, to be described in more detail in its filings with the SEC;

•	The existence of complex regulations relating to Crescent’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation, the effect of the new Texas franchise tax legislation on Texas real estate investment trusts and the adverse consequences of the failure to qualify as a REIT; and

•	Other risks detailed from time to time in Crescent’s filings with the SEC.
Given these uncertainties, readers are cautioned not to place undue reliance on such statements. Crescent is not obligated to update these forward-looking statements to reflect any future events or circumstances.
ABOUT CRESCENT
Crescent Real Estate Equities Company (NYSE: CEI) is a real estate investment trust headquartered in Fort Worth, Texas. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of 71 premier office buildings totaling 28 million square feet located in select markets across the United States with major concentrations in Dallas, Houston, Austin, Denver, Miami, and Las Vegas. Crescent also holds investments in resort residential developments in locations such as Scottsdale, AZ, Vail Valley, CO, and Lake Tahoe, CA; in destination resorts such as Fairmont Sonoma Mission Inn® in Sonoma, CA; and in the wellness lifestyle leader, Canyon Ranch®. For more information, visit Crescent’s Web site at www.crescent.com.
FOR MORE INFORMATION
Jane E. Mody, Managing Director, Capital Markets, (817) 321-1086
Jennifer Terrell, Investor & Media Relations Manager, (817) 321-1464

SHAREHOLDER LETTER
Dear Fellow Shareholders:
It is with great pleasure that we write to you at this important point in Crescent’s history. On March 1, 2007, we announced a plan to simplify our business model, concentrate on our core office properties and transform Crescent into a pure play office REIT. We believe that this is the right path to increase the value of your investment in Crescent.
Time for critical evaluation and bold, strategic decisions. We entered 2006 with robust real estate pricing, improving performance of our portfolio and replacement costs at an all-time high. Throughout the year, these market conditions became more pronounced and the value of our assets increased accordingly. Private equity capital is abundant and, when combined with increasing amounts of inexpensive leverage, these investors have become the most efficient buyers of real estate today.
Two important factors specific to Crescent required introspection: (1) while we have simplified our strategy in recent years, we remain a diversified portfolio not easily embraced by the market, which has led to (2) a continued trading discount to our estimate of the current market value for our individual assets. We have a very attractive collection of assets and a significant amount of embedded gains in our portfolio. Based on our estimate of current market values, we estimate gains on the entire portfolio to be in excess of $2 billion on a book basis. Our management team has recommended and our Board, Special Committee and advisors have approved the following decisive steps to unlock shareholder value:
•	Sell all resort and hotel assets. These assets, which include the Fairmont Sonoma Mission Inn & Spa®, Ventana Inn & Spa in Big Sur, CA, the Park Hyatt Beaver Creek Resort & Spa and three business-class hotels, were purchased during more opportunistic times and have appreciated handsomely. We have been clear in the past that this segment is not a core business for us and that at the appropriate time we would seek to monetize. Lehman Brothers has been engaged to market these properties, and we are currently evaluating offers. We are very encouraged by the response received, the prices we expect to achieve, and the resulting gain for our shareholders.

•	Sell our resort residential development investments. During our twelve-year history as a public company this business has yielded over $500 million in Funds From Operations (FFO) and provided internal rates of returns that have averaged over 25%. Although this segment has been very productive for us, it is a business that is not easily understood by the public equity markets. The private equity markets, however, have a voracious appetite for these investments and will value the expertise and deal flow that our partners provide. JPMorgan has been engaged for this sale, and presentation materials are being assembled for the marketing of these investments, which we intend to begin no later than April 2007. While we are committed alongside our partners to the sales process, this sale is inherently more complex than the sale of an office building or hotel. Therefore, we cannot predict when or if a sale may occur.

•	Opportunistically sell office properties. We have reviewed our portfolio asset by asset and market by market. The result of this work is our decision to opportunistically sell a substantial portion of our Dallas properties, all of our Austin properties, as well as our single assets in Seattle and Phoenix. The brokers have been engaged, and the marketing process is under way.

•	Reduce general and administrative expense. The resulting simplified business model requires a smaller organization. Most of the savings are at the corporate level involving accounting, legal and other support personnel. While such an action is difficult given the close relationships we have throughout our company, we are implementing this plan immediately. We expect to realize over $17 million in annualized direct and allocated overhead savings, or approximately $0.14 per share. These savings will be phased in completely by the end of 2007. Severance related to this downsizing will approximate $5 million.

•	Use sales proceeds to significantly reduce our leverage and lower our cost of capital. As sales occur we will use the proceeds to retire our 2007 Bonds ($250 million due September 2007 at 7.5% rate), our 2009 Bonds ($375 million at 9.25% rate), selected mortgage debt, our 9.5% Series B Preferred Shares ($85 million), and outstanding borrowings under our bank line of credit.
As a result, Crescent will become a Pure Play Office REIT.
After taking the steps described above, our only material nonoffice investments remaining will be Canyon Ranch® and our interest in AmeriCold Realty Trust. The resolution of these two investments follows.
We are in final stages of analysis and decision making on Canyon Ranch with our partners, Mel Zuckerman and Jerry Cohen, and we expect to announce our plans for this investment in the near future. We have a number of attractive options that we are pursuing for this unique, award-winning world-recognized brand. Our course of action must enable Canyon Ranch to seize on its significant growth opportunities. Mel and Jerry are working with us in this process and are committed to remain an integral part of Canyon Ranch’s future. Stay tuned.
With the most recent distribution of $58.7 million on December 15, 2006, our investment balance in AmeriCold, the largest operator of temperature-controlled warehouse space in North America, is less than $90 million. Alongside our partners, Vornado Realty Trust and The Yucaipa Companies, we will continue to work toward improving operations and evaluating our strategic options. With only 60% of AmeriCold’s warehouses leveraged, there is potentially more debt capacity allowing for further distributions, while still retaining our ownership position of 31.7%. In any event, the investment in AmeriCold will be a very small part of the new Crescent (less than 5% of Crescent’s gross real estate assets), will require minimal time from Crescent management, and is not considered to be a part of our long-term strategic plan.
A Focused Office REIT
•	By selling assets at prevailing low cap rates, Crescent expects to accretively deleverage its balance sheet, resulting in a lower cost of capital to fund organic growth and value-added investments.

•	With the sale of approximately 50% of our gross real estate assets we expect to adjust our dividend. We intend to establish a dividend pay-out ratio in line with industry-accepted ranges and to allow for retention of additional capital for growth. We will communicate our dividend plans as we execute our asset sales process.

•	A reenergized office business. Once we complete our strategic plan, our managed office portfolio is expected to consist of 22.6 million square feet, of which 11.7 million square feet, or 52%, will be owned in joint venture. Crescent’s effective ownership will be 14 million square feet. In Texas, 63% of our office properties will be joint-ventured with institutional partners. With recent increases in market rental rates, existing rents in our resulting portfolio are 15% to 20% below market. The replacement cost of our resulting portfolio, on average, will exceed $300 per square foot.
•	Our office activities will be focused on utilizing our award-winning office-operating platform to deliver accretive development opportunities, as well as value-added acquisitions.

•	We will focus geographically on markets in which we have historically found success and where we have critical mass and management infrastructure. We will consider entering new markets that afford comparable opportunity.

•	We recognize that we are in a very competitive environment for acquisitions, and we are fortunate to have an office portfolio that has attractive development opportunities that we control. For example, at our approximately 60-acre Hughes Center in Las Vegas, we have the opportunity to develop approximately 1 million square feet of new office space on our 12 acres of vacant land if we determine that this is the best use. Additionally, we could re-develop several hundred thousand square feet of under-utilized property at Hughes Center in the future. This land has become increasingly valuable since our purchase, particularly given its strategic location across the street from the Wynn Resort. Combined with other land positions we control, similar office development opportunities total over 3 million square feet within our portfolio.

*****
The Board of Trustees and Management of Crescent are committed to maximizing value for our shareholders. Our process, while thorough and time-consuming, was completed with the utmost integrity and oversight. By taking advantage of current market conditions, we believe this plan will unlock significant shareholder value. We appreciate the devotion of time and energy from each of our Board members, our partners, and our entire Crescent team throughout this process.
Together with Richard Rainwater, we are among Crescent’s largest shareholders and are squarely behind the decisions made. Over the past few years each of us has increased our ownership in Crescent and our investment in the Company represents a meaningful portion of our net worth.
We would like to thank you, our shareholders, for your patience while we completed this strategic evaluation on your behalf. While much work remains to execute the plan, we are confident that its execution will maximize shareholder value.
Sincerely,

John C. Goff	Dennis H. Alberts

Vice-Chairman and Chief	President and Chief
Executive Officer	Operating Officer

GAAP TO FFO RECONCILIATION

($ in thousands)

	For the twelve months
	ended December 31,
			(Restated)
	2006	2006	2005	2005
	$	Per share	$	Per share

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	1,395	0.01	69,547	0.59

ADJUSTMENTS:
Depreciation and amortization of real estate assets	132,139	1.08	131,391	1.11
(Gain) loss on property sales	(28,847)	(0.23)	(102,803)	(0.87)
Extinguishment of debt expense directly related to real estate asset sales	—	—	729	0.01
Impairment charges related to real estate assets and assets held for sale	125	0.00	1,047	0.01
Adjustment for investments in unconsolidated companies:
Office Properties	21,217	0.17	18,872	0.16
Resort Residential Development Properties	(10,616)	(0.09)	(5,542)	(0.05)
Resort/Hotel Properties	4,773	0.04	3,881	0.03
Temperature-Controlled Logistics Properties	17,917	0.15	18,210	0.15
Unitholder minority interest	267	0.00	12,379	0.10

FUNDS FROM OPERATIONS AVAILABLE TO COMMON SHAREHOLDERS — DILUTED, AS ADJUSTED (a)	138,370	1.13	147,711	1.24

Extinguishment of debt expense directly related to real estate asset sales	—	—	(729)	(0.01)

Impairment charges related to real estate assets	(125)	—	(1,047)	(0.01)

Promoted interests related to the sale of investment in unconsolidated companies	(22,575)	(0.19)	(13,579)	(0.11)

Gain from sale of development of operating properties	(16,221)	(0.13)	(13,369)	(0.11)

FUNDS FROM OPERATIONS AVAILABLE TO COMMON SHAREHOLDERS — DILUTED (a) — NAREIT DEFINITION	99,449	0.81	118,987	1.00

WEIGHTED AVERAGE SHARES OUTSTANDING — BASIC	102,054,659		100,179,471

WEIGHTED AVERAGE SHARES/UNITS OUTSTANDING — DILUTED	122,979,783		118,836,421

DIVIDEND PAID PER SHARE DURING PERIOD	1.50		1.50

(a)	Funds from operations is a supplemental non-GAAP financial measurement used in the real estate industry to measure and compare the operating performance of real estate companies, although those companies may calculate funds from operations in different ways. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations as Net Income (Loss) determined in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of depreciable operating property, excluding extraordinary items (determined by GAAP), excluding depreciation and amortization of real estate assets, and including the impact of adjustments for unconsolidated partnerships and joint ventures. Crescent’s FFO, as adjusted, follows the NAREIT definition, but is adjusted to (i) exclude the impact of impairment charges and debt extinguishment charges related to the sale of real estate assets and (ii) include gains on sale of developed operating properties and promoted interests. Crescent provides this additional calculation of FFO, as adjusted, because management utilizes it in making operating decisions and assessing performance, and to assist investors in assessing the operating performance of Crescent. FFO should not be considered an alternative to net income.